Certain confidential information contained in this document, marked by [***], has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.1

AMENDED AND RESTATED SERVICES and facilities AGREEMENT

This AMENDED AND RESTATED SERVICES AND FACILITIES AGREEMENT (this “Agreement”) is entered into on September 30, 2019 (the “Execution Date”), between Vmoso, Inc., a Delaware corporation (“Recipient”), and BroadVision, Inc., a Delaware corporation (“Provider”).  Provider and Recipient are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Recipient desires to secure certain services and facilities with respect to its business and operations;

WHEREAS, Provider has the expertise, resources and capacity to provide such services and facilities and is willing to undertake such work and provide such facilities;

WHEREAS, the Parties desire to specify the terms and conditions pursuant to which such services and facilities will be provided;

WHEREAS, Recipient desires to compensate Provider for such services and facilities at arm’s-length; and

WHEREAS, the Parties originally entered into a Services and Facilities Agreement on January 2, 2019, with an effective date of January 1, 2019 (the “Original Effective Date”) (the “Original Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	SERVICES

1.1. Services.  Recipient hereby engages and retains Provider to perform or otherwise make available the services set forth in Exhibit A (in addition to any ancillary and related services that are incidental to or otherwise necessary for the performance thereof) as well as any additional services that may be agreed upon in writing after the Original Effective Date by the Parties (the “Services”).  Provider shall conduct the Services in accordance with all applicable laws and regulations.  Provider shall determine the corporate facilities used in rendering the Services and the individuals who will render the Services.  Nothing herein shall restrict Provider or its directors, officers or employees from engaging in any business or from contracting with other parties, including, without limitation, other affiliates of Provider, for similar or different services.  Provider may subcontract the provision of any or all of the Services to its affiliates or third parties, in all cases, in Provider’s sole discretion, provided that Provider shall be responsible for the direction and coordination of the services of each subcontractor and each subcontractor’s compliance with the terms and conditions of this Agreement. For the avoidance of doubt, the employees of Provider who perform the Services will remain Provider employees unless and until otherwise specifically agreed by Recipient and Provider.

1.2. Cooperation; License.  Recipient shall fully cooperate with Provider to permit Provider to perform its duties and obligations under this Agreement in a timely manner.  Without limiting the foregoing, Recipient shall: (a) promptly and accurately respond to requests by Provider for information, (b) promptly provide Provider with copies of any agreements, instruments or documents in possession of

Recipient as are reasonably requested by Provider, and (c) promptly provide Provider with any notices or other communications that Recipient may receive from any third party related to Provider’s performance of the Services.  Recipient agrees to grant and hereby grants to Provider authorization to act as the Recipient’s agent as needed to perform its duties and obligations under the Agreement, including, but not limited to, revenue collection from third parties that are party to agreements with Recipient.  Recipient agrees to grant and hereby grants to Provider a non-exclusive, worldwide, royalty-free license (with rights to sublicense through multiple tiers of sublicensees) under all intellectual property owned or controlled by Recipient that is necessary or reasonably useful to conduct the Services, solely to conduct the Services in accordance with the terms of this Agreement.

1.3. Materials.  Recipient may provide Provider with certain tangible materials for Provider to perform the Services.  As between the Parties, title to such materials shall remain with Recipient.  Provider shall use such materials solely to perform the Services and in compliance with Recipient’s instructions.  Provider shall not sell, transfer, disclose or otherwise provide access to such materials to any person or entity except to those affiliates and third parties who require access to conduct the Services or related services for Recipient.  Upon completion of the applicable Services or earlier upon Recipient’s request, Provider shall return any unused materials to Recipient as directed by Recipient.

1.4. Work Product.  Provider agrees that Recipient shall own all right, title, and interest in and to all data, information and materials generated by Recipient in the course of performance of the Services, and all discoveries, inventions and improvements, whether patentable or not, developed, conceived or reduced to practice in the course of performance of the Services, whether solely by employees, agents, consultants or contractors of Provider or Recipient, or jointly by one or more employees, agents, consultants or contractors of Provider and one or more employees, agents, consultants or contractors of Recipient, and all intellectual property rights arising therefrom (collectively, the “Work Product”).  Provider shall promptly notify Recipient in writing of any Work Product developed, conceived or reduced to practice by employees, agents, consultants or contractors of Provider.  Provider hereby assigns and transfers to Recipient all right, title and interest of Provider in and to all Work Product (or if such assignment and transfer is not permitted by law, Provider agrees to waive such rights or grant to Recipient an exclusive, fully paid, perpetual, irrevocable, worldwide license under such rights for any and all purposes) and agrees to take all further acts reasonably required to evidence such assignment and transfer, or license, as applicable, to Recipient at Recipient’s expense.  Provider represents and covenants that it has entered (or will enter) into an agreement with each employee, agent, consultant or contractor of Provider performing Services, pursuant to which such person shall grant all rights in the Work Product to Provider such that Provider may convey such rights to Recipient in accordance with this Section 1.4.  All Work Product and any information with respect thereto shall be Confidential Information of Recipient and shall be subject to the confidentiality provisions of Section 4.  Work Product shall not include any Provider proprietary technology existing prior to the Original Effective Date or any improvements thereto, and shall likewise not include any other information or technology that is developed, conceived or reduced to practice by or on behalf of Provider independent of any activities conducted pursuant to this Agreement, all of which, as between the Parties, shall be owned solely by Provider.

2.	FACILITIES

2.1. Premises. The parties acknowledge that the principal location from which Provider will provide the Services to Recipient is the space leased by Provider in suite 102 of the building located at 460 Seaport Court, in Redwood City, CA 94063 (“Premises”).

2.2. Use. Recipient may only occupy and use the Premises as set forth in Exhibit A. However, Provider’s personnel and equipment involved in providing the Services will occupy and use the Premises.
3.	PAYMENT
3.1. Service Fee. In consideration of the Services performed and made available by Provider during the Term, Recipient shall pay Provider a Service Fee (as defined in Exhibit A) in accordance with

Section 3.4.  In addition, if the Parties agree to additional Services pursuant to Section 1.1, for which the Service Fee is insufficient to compensate Provider, Recipient will make payments to Provider (the “Additional Payments”) in accordance with a budget and payment schedule agreed by the Parties, including reimbursing all third party expenses, if applicable, incurred by Provider to conduct the Services.

3.2. Determination of Service Fee; Adjustments.  The Service Fee is intended to cover all direct and indirect costs incurred by Provider in connection with providing the Services as agreed as of the Execution Date, accounted for according to Provider’s standard accounting practices consistent with generally-accepted accounting principles, plus a reasonable and customary percentage mark-up of such costs.  The Parties will periodically review and adjust such costs from time to time as necessary to assure that the Service Fee reflects Provider’s direct and indirect costs to conduct the Services and provide the Premises. The Service Fee will be calculated and invoiced on a quarterly basis. For the avoidance of doubt, the calculated and invoiced Service Fee may include those costs incurred by Provider (or any of its subsidiaries or affiliates) under the terms of any transfer pricing or other arrangements existing between Provider and any of its subsidiaries or affiliates.

3.3. Reseller Margin Arrangement.  Provider shall, in certain situations to be agreed upon between the Parties, act as a reseller of certain Recipient products, as memorialized more completely in the Value Added Reseller Term Sheet by and between the Parties, of even date herewith, in substantially the from attached hereto as Exhibit B (the “Term Sheet”). The Parties acknowledge and agree that the specific terms and details contained in the Term Sheet are intended be used as the basis for a revised draft of Recipient’s own form of Partner Agreement (along with all applicable exhibits thereto), in substantially the form attached hereto as Exhibit C. The Parties acknowledge and agree that they are jointly obligated to consummate, execute, and perform the obligations of the resulting agreement.

3.4. Payment.  Recipient shall pay Provider, in U.S. dollars, the aggregate quarterly Service Fee before the end of the quarter that immediately follows the quarter in which each Service Fee was incurred, or thirty days after receipt of invoice from Provider if later, less any withholdings required under applicable law.  Recipient shall pay Provider for the Additional Payments, if any, according to the applicable budget and payment schedule.

3.5. Bookkeeping.  Provider shall maintain complete and accurate financial records in accordance with U.S. generally accepted accounting principles during the Term and for a period of one (1) year after the termination or expiration of this Agreement with respect to Additional Payments incurred under this Agreement.  Recipient will have the right, at its own expense, upon reasonable prior notice, periodically to engage an independent, nationally recognized accounting firm to inspect and audit the records of Provider solely with respect to Additional Payments, provided that if such inspection and audit reveals that Recipient has overpaid Provider with respect to any amounts due and payable under this Agreement, Recipient shall promptly repay such amounts as are necessary to rectify such overpayment. Such inspection and auditing rights shall extend throughout the Term and for a period of one (1) year after the termination or expiration of this Agreement.

4.	TERM; TERMINATION; SURVIVAL

4.1. Term.  The term of this Agreement shall be deemed to have commenced on the Original Effective Date and shall continue until June 30, 2020 (the “Termination Date”), unless earlier terminated in accordance with this Section 4, and shall be renewable upon written consent from both Parties (the initial term, together with any renewal terms, collectively, the “Term”).

4.2. Termination. Either Party may terminate this Agreement at any time upon 30 days’ written notice to the other Party.

4.3. Effect of Termination.  Upon any termination or expiration of this Agreement, (a) Recipient shall promptly pay to Provider all amounts due and payable under this Agreement; and (b) each Party shall immediately discontinue all use of the other Party’s Confidential Information and shall return to the other Party, or, at the other Party’s option, destroy, all copies of the other Party’s Confidential Information in tangible form then in such Party’s possession.

4.4. Survival of Rights and Obligations.  In the event of termination of this Agreement for any reason or expiration of this Agreement, the Parties’ rights and obligations under Sections 1.4,  3 (with respect to amounts owed for Services performed prior to such termination or expiration only and with respect to Section 3.5 only for the length of time specified therein), 4.3,  4.4,  5,  6 and 7 shall survive termination or expiration of this Agreement. The termination or expiration of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination or expiration.

5.	CONFIDENTIALITY

5.1. Ownership of Confidential Information.  “Confidential Information” of a Party means all written or oral information disclosed by or on behalf of such Party to the other Party, before or after the Original Effective Date, related to the business, research, sales, technology or operations of such Party or a third party that has been identified as confidential or that by the nature of the information or the circumstances surrounding disclosure a reasonable person would understand to be considered confidential; provided that the Work Product will be deemed Recipient’s Confidential Information.  The Parties acknowledge that during the performance of this Agreement, each Party will have access to certain of the other Party’s Confidential Information (including confidential information of third parties) that the disclosing Party is required to maintain as confidential.  Both Parties agree that all items of Confidential Information are proprietary to the disclosing Party or such third party, as applicable, and, as between the Parties, will remain the sole property of the disclosing Party.

5.2. Mutual Confidentiality Obligations.  Each Party shall maintain all Confidential Information furnished to it by or on behalf the other Party in trust and confidence using at least the same degree of care to prevent its unauthorized disclosure, use or publication as it uses with respect to its own Confidential Information of a similar nature, but in all cases at least a reasonable standard of care.  Additionally, during the Term and for five (5) years thereafter, each Party agrees that it will (a) not use for any purpose any Confidential Information furnished to it by or on behalf the other Party, except as is reasonably necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement, and (b) not disclose any Confidential Information furnished to it by the other Party except to its or its Affiliates’ employees, consultants, contractors, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, for the sole purpose of performing its obligations or exercising its rights under this Agreement, provided that in each case the recipient of such Confidential Information is bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 5 prior to any such disclosure.

5.3. Confidentiality Exceptions.  Notwithstanding the foregoing, the confidentiality and non-use obligations set forth in Sections 5.1 and 5.2 will not apply to Confidential Information to the extent that such Confidential Information: (a) is in the public domain at the time disclosed hereunder; (b) enters the public domain other than through any act or omission of the receiving Party in breach of this Agreement; (c) is rightfully communicated to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation (directly or indirectly) to the disclosing Party not to disclose such information; (d) is already in the receiving Party’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (e) is independently developed by the receiving Party; or (f) is approved for release or disclosure by the disclosing Party without restriction.

5.4. Required Disclosures.  Notwithstanding the confidentiality and non-use obligations set forth in Sections 5.1 and 5.2, the receiving Party may disclose particular Confidential Information of the disclosing Party to the extent that such disclosure is required by a valid order of a court or other governmental body having jurisdiction, or by applicable law or regulation; provided that, in each case, the receiving Party (a) provides the disclosing Party with reasonable prior written notice of such disclosure obligation to the extent permitted by law, (b) reasonably cooperates and assists the disclosing Party in obtaining such a protective order or other appropriate remedy preventing or limiting the disclosure, and (c) discloses the minimum amount of the disclosing Party’s Confidential Information required to comply with such court or government order, law or regulation.  Any Confidential Information disclosed pursuant to this Section 5.4 shall remain otherwise subject to the confidentiality and non-use obligations set forth herein.

6.	DISCLAIMER AND LIMITATION OF LIABILITY

6.1. Disclaimer.  ALL SERVICES PROVIDED HERUNDER ARE PROVIDED “AS IS.”  PROVIDER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES RELATING TO THE SERVICES OR THE QUALITY OR RESULTS OF THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS, WARRANTIES OR GUARANTEES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.  Notwithstanding the foregoing, to the maximum extent permitted, Provider will use reasonable efforts to pass through to Recipient any warranties or indemnification rights that Provider receives from third parties who provide components of the Services performed hereunder by Provider.

6.2. Cap.  IN NO EVENT WILL PROVIDER’S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED THE SERVICE FEE OR, IF APPLICABLE, ADDITIONAL PAYMENTS PAID TO PROVIDER HEREUNDER IN THE LAST 12 MONTHS PREECEDING THE DATE OF ANY CLAIM.  THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION TAKEN TOGETHER, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

6.3. Limitation; No Liability for Employees.  OFFICERS AND EMPLOYEES OF PROVIDER WHO PROVIDE THE SERVICES TO RECIPIENT SHALL NOT BE LIABLE TO RECIPIENT OR TO ANY THIRD PARTY, INCLUDING ANY GOVERNMENTAL AGENCY, FOR ANY CLAIMS, DAMAGES OR EXPENSES RELATING TO THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, AND RECIPIENT SHALL HAVE THE ULTIMATE RESPONSIBILITY FOR THE SERVICES PROVIDED HEREIN.  IN NO EVENT WILL PROVIDER HAVE ANY LIABILITY TO RECIPIENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA OR LOSS OF USE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING LIMITATIONS IN THIS SECTION 6.3 SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS SET FORTH IN ARTICLE 6. PROVIDER SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE TO ANY MERCHANDISE, FIXTURES, EQUIPMENT OR PERSONAL PROPERTY OF RECIPIENT, OR ANY OTHER PARTY IN OR ABOUT THE PREMISES.

6.4. Essential Basis of Agreement.  The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in this Section 6 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including, without limitation, the economic terms, would be substantially different.

7.	INDEMNIFICATION

7.1. Indemnification by Recipient.  Recipient shall indemnify, defend and hold harmless Provider and its officers, directors, employees, consultants, representatives, and agents (collectively, the “Provider Indemnitees”), from any and all losses, injuries, harms, costs or expenses, including without limitation, reasonable attorney’s fees (collectively, “Losses”), incurred by any Provider Indemnitee in connection with any claim, suit or action brought by a third party arising from (a) the negligence, recklessness or willful misconduct of any Recipient Indemnitee (as defined in Section 7.2) or (b) the breach by Recipient of any its obligations, warranties, or representations under this Agreement, except in each case to the extent that such Losses arise from (i) the negligence, recklessness or willful misconduct of any Provider Indemnitee or (ii) Provider’s breach of its obligations, warranties, or representations under this Agreement.

7.2. Indemnification by Provider.  Provider shall indemnify, defend and hold harmless Recipient and its officers, directors, employees, consultants, representatives, and agents (collectively, the “Recipient Indemnitees”), from any and all Losses, incurred by any Recipient Indemnitee in connection with any claim, suit or action brought by a third party arising from (a) the negligence, recklessness or willful misconduct of any Provider Indemnitee or (b) the breach by Recipient of any its obligations, warranties, or representations under this Agreement, except in each case to the extent that such Losses arise from (i) the negligence, recklessness or willful misconduct of any Recipient Indemnitee or (ii) Recipient’s breach of its obligations, warranties, or representations under this Agreement.

7.3. Procedure.  Any Party seeking indemnity hereunder shall (a) give prompt written notice to the indemnifying Party of any Claim for which indemnification is sought, (b) permit the indemnifying Party to assume full responsibility to investigate, prepare for and defend against such claim, (c) reasonably assist the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of such claim, and (d) not compromise or settle such claim without the indemnifying Party’s prior written consent. Notwithstanding the foregoing, an indemnifying Party will not settle a claim in such a way as to require an admission of wrongdoing or negligence on the part of any other Party, or incur a financial obligation on behalf of any other Party, without such other Party’s written approval, which approval will not be unreasonably withheld, delayed, or conditioned.

8.	MISCELLANEOUS

1.1. Entire Agreement.  This Agreement, including any attached schedules or exhibits, amends and restated the Original Agreement in its entirety, and constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and, except as specifically provided herein, supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof (including the Original Agreement), and neither of the Parties shall be bound by any conditions, inducements or representations other than as expressly provided for herein.

1.2. Independent Contractors.  In making and performing this Agreement, Provider and Recipient act and shall act at all times as independent contractors, and, except as expressly set forth herein, nothing contained in this Agreement shall be construed or implied to create an agency or partnership relationship between them.  Except as expressly set forth herein or separately agreed by the Parties in writing, at no time shall either Party execute any contract in the name of the other Party, negotiate any contract in a manner that legally binds the other Party, make commitments or incur any costs, charges or expenses or own any property, whether tangible or intangible for, or in the name of, the other Party.

1.3. No Third-Party Beneficiaries.  The Parties acknowledge that the covenants set forth in this Agreement are solely for the benefit of the Parties and their successors and permitted assigns.  Nothing herein, whether express or implied, shall confer upon any person or entity, other than the Parties and their successors and permitted assigns, any legal or equitable right whatsoever to enforce any provision of this Agreement.

1.4. Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the other Party at such Party’s address first set forth above, or at such other address as such party may designate by 10 days’ advance written notice to the other Party.

1.5. Amendments; Modifications. This Agreement may not be amended or modified except in a writing duly executed by authorized representatives of both Parties.

1.6. Assignment; Delegation.  Provider may, upon written notice to Recipient, assign any of its rights or delegate any of its duties hereunder without the prior written consent of Recipient.  Recipient shall not assign any rights or delegate any duties hereunder without the prior written consent of Provider, which consent shall not be unreasonably withheld.  Except as permitted by the foregoing, any attempted assignment or delegation shall be null, void and of no effect.

1.7. Severability.  If any provision of this Agreement is invalid or unenforceable for any reason in any jurisdiction, such provision shall be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability.  The invalidity or unenforceability of one or more of the provisions contained in this Agreement shall not have the effect of rendering any such provision invalid or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provisions of this Agreement invalid or unenforceable whatsoever.

1.8. Force Majeure.  Except with respect to payment obligations hereunder, if a Party is prevented or delayed in performance of its obligations hereunder as a result of circumstances beyond such Party’s reasonable control, including, by way of example, war, riot, fires, floods, epidemics or failure of public utilities or public transportation systems, such failure or delay will not be deemed to constitute a material breach of this Agreement, but such obligation will remain in full force and effect, and will be performed or satisfied as soon as reasonably practicable after the termination of the relevant circumstances causing such failure or delay, provided that if such Party is prevented or delayed from performing for more than 90 days, the other Party may terminate this Agreement upon 30 days’ written notice.

1.9. Waiver.  No waiver under this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described therein and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Any delay or forbearance by either Party in exercising any right hereunder shall not be deemed a waiver of such right.

1.10. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof

1.11. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one agreement.

1.12. Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

    In Witness Whereof, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date.

VMOSO, INC.		BROADVISION, INC.

By:	/s/ Pehong Chen	By:	/s/ Pehong Chen

Name:	Pehong Chen	Name:	Pehong Chen
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit a

SERVICES & SERVICE FEE

At Recipient’s election, one individual shall be permitted to proportionately occupy and make use of the Premises until the Termination Date (such occupancy, the “Limited Use”). As consideration for the Limited Use, and regardless of the extent to which Recipient occupies or makes use of the Premises, Provider will invoice Recipient on a monthly basis for one-third of the monthly rent that Provider pays for the Premises, where each such invoice shall be sent to Recipient within sixty (60) days following the end of each calendar month (the “Service Fee”).

Exhibit B

Value Added Reseller Term Sheet

This term sheet is between Vmoso, Inc. (VMSO) and BroadVision, Inc. (BVSN), including its Japanese and Taiwanese subsidiaries, empowering BVSN to act a master value-added reseller (VAR) for VMSO on a non-exclusive, worldwide basis.

I.	Term

1.	Initial Term. July 1, 2019 to December 31, 2022.
2.

Renewal.  This agreement is automatically renewed for successive 3-year terms on a recurring basis, provided it is not terminated with written notice by either party (1) at least 6 months prior to the expiration date of the then existing term or (2) at least 3 months prior to the effective date of either party’s change of control (i.e., such party’s controlling interest being acquired by any third party).

II.	Offerings

1.

All VMSO product offerings, including both Vmoso and Clearvale product lines, on a generic “as-is” basis, plus any bundled, embedded, or extended value-added solutions developed by BVSN alongside, around, or on top of such VMSO generic offerings.

2.	BVSN is hereby authorized to sell such Offerings either directly or through its channel partners, on a non-exclusive, worldwide basis, provided:

1) Any contract must be consistent with the essence of this agreement.

III.	Existing Customers

1.	All existing customers of Offerings, as of September 30, 2019, are deemed as having been resold by BVSN or its channel partners.
2.	During the term of this agreement (or per any extensions), BVSN is authorized to support and renew Existing Customers.

IV.	Intellectual Property (IP)

1.	Any VMSO product offerings (including any output performed by BVSN under “work-for-hire” for VMSO) are VMSO IP.
2.	Any value-added components developed by BVSN (including any output performed by VMSO under “work-for-hire” for BVSN), with or without using VMSO API, are BVSN IP.
3.	Any jointly-developed components by both companies, excluding any “work-for-hire” output per above, shall be joint IP or per otherwise agreed upon arrangements.

V.	Revenue Split

Offerings are licensed to customers via annual subscription based on VMSO’s published Global Price Book (GPB) and serviced via support or consulting contracts, to be performed by either party,

1.	Subscription (including Standard Support). For each customer’s subscription, BVSN to pay VMSO 50% of either (whichever less):
1)	Standard fee, less no more than 20% discount, per corresponding level under GPB, or
2)	Specific amount under special situations, to be agreed upon between VMSO and BVSN.
2.	Premium Support (7x24). For each Premium Support contract, BVSN to pay VMSO 50% of either (whichever less):
1)	Standard fee, less no more than 20% discount, per GPB, or
2)	Specific amount under special situations, to be agreed upon between VMSO and BVSN.
3.	Private Cloud. For each Private Cloud contract, BVSN to pay VMSO 75% of either (whichever less):
1)	Standard fee, less no more than 20% discount, per GPB, or
2)	Specific amount under special situations, to be agreed upon between VMSO and BVSN.

3)   Fees per above shall accrue to VMSO by BVSN upon cash receipt from each customer.

VI.	Logistics

1.

Reporting.  BVSN to report to VMSO all pertinent data regarding all orders received in the previous month where they fall within the scope of this Agreement. Such report to be made available to VMSO by the 15th calendar day of the subsequent month.

2.	Provisioning. VMSO to provision and enable any new customers within 7 days of receiving such report.
3.	Setup. To be mutually agreed upon by the parties in writing.
4.	Billing and Payment. VMSO shall invoice BVSN within 30 days of receipt of the monthly report from BVSN. Payment terms for settling such invoices are 30 days from receipt of invoice by BVSN.

VII.	Annual Partner Fee / Internal Use

1.	VMSO hereby waives its annual partner fee for BVSN during the terms of this agreement and shall provide partner support free of charge.
2.	BVSN’s use of any VMSO Offerings (including technical support) is free of charge during the terms of this agreement.

VIII.	Termination

1.	Breach. Either party may terminate this agreement upon the other party’s breach of agreement.
2.	Term Maturity. Either party may decline this agreement’s renewal upon its term maturity by notifying the other party at least 6 months prior to such date.
3.

Change of Control.  Either party may terminate this agreement upon the other party’s change of control (i.e., such party’s controlling interest being acquired by any third party) by notifying the other party at least 3 months prior to such event’s effective date.

4.	Partner Transition. Upon termination, BVSN shall promptly inform its partners covered under this agreement of such termination and transition all
5.	Grace Period. Upon termination,
1)	Any customer contracts signed by BVSN or through its channel partners during the term of this agreement shall survive until its full subscription period elapses.

2)	BVSN shall remain entitled to its share of revenue and be responsible for collecting, reporting and paying VMSO per this agreement from either the customer directly or via its channel partners.
3)	During each customer’s grace period, all customer support, including 1st line support previously handled by BVSN, shall transfer to VMSO directly.
4)	Upon receiving each customer’s last payment, BVSN shall promptly transfer such contract to BVSN for support and renewal issues.

Exhibit C

PARTNER Agreement

This Partner Agreement is made and entered into as of this __day of _______, 201_ (“Effective Date”) between _____________________, a corporation, with its principal place of business at ______________________________ (“Partner”) and Vmoso, Inc., a Delaware corporation, with its principal place of business at 460 Seaport Court, Suite 102, Redwood City, CA 94063 (“VMOSO” or “Vmoso” herein).

The Agreement, defined below, establishes the terms and conditions of the Partner’s use of VMOSO’s ESCS (as defined in the Definitions section below) technology.

The following attachments form a part of this Agreement:

Exhibit A  Initial Business Terms

Exhibit B   Support Terms

1.

Overview.  Major goals of the Agreement are to (i) increase Vmoso’s exposure, penetration and share of the enterprise social networking market segment, (ii) increase implementation and integration of Vmoso technologies and the best practices that complement each VMOSO ESCS, (iii) provide Partner with an enterprise networking solution for its prospects. To accomplish these goals, VMOSO and Partner agree to promptly and actively participate in (x) delivering a concise joint message to the marketplace in all appropriate communications; (y) developing a joint marketing  and sales plan as further described below; and (z) effectively identifying and pursuing subscribers for VMOSO ESCS.  By entering into this Agreement, VMOSO and Partner acknowledge these goals and agree to devote all reasonable, cooperative efforts to achieve the results as described herein.

2.	Definitions.
a.

“Account” shall mean a collection of VMOSO ESCS Networks and features paid for by one sponsoring Partner Customer (“Customer” defined in Exhibit A). An account is managed in a management tool called the VMOSO ESCS Management Center.

b.

“Agreement” shall mean this Partner Agreement and all Exhibits, Schedules, Addendums, and Appendices hereto, including any amendments to any of the foregoing.   Except as otherwise provided in this Agreement, each of these documents is dependent on each of the others, and none can survive without each of the others surviving.

c.

Vmoso Enterprise Social and Collaboration Solutions (“VMOSO ESCS”) means Vmoso’s online social and collaboration solutions set forth in the Exhibits to this Agreement and their associated services as set forth on the websites. The services offered by VMOSO include the services conveyed via the various VMOSO ESCS websites, and any other features, content, or applications offered from time to time by VMOSO in connection with the various VMOSO ESCS (collectively, the “ESCS Services”).

d.

“Change of Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act as in effect on the date hereof) shall come to own, directly or indirectly, beneficially or of record, voting securities representing more than 50% of the total voting power of one of the Parties; or (b) one of the Parties become a Subsidiary of some third party.  A Party shall be a “Subsidiary” of a third party if the Party is controlled by the third party.  The term  “controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Party, whether through the ownership of voting shares, by contract or otherwise.

e.“Network” is a collection of cloud-hosted content accessible to a group of people running on top of the VMOSO ESCS platforms. Networks can be private to members and guests or visible to the public. Networks, content and people can also be grouped into communities. A Network is similar to a website.

f.“Private Cloud” is a VMOSO ESCS installation that is in a private section of the Cloud with restricted access. It is a virtual networking environment that the customer can configure as needed. “Cloud” is a collection of hosted services accessed over the internet. These services are offered from data centers around the world, which collectively are referred to as the Cloud.

3.	Term and Termination
a.

Term.  This Agreement will commence as of the Effective Date and will remain in effect for a minimum period of one (1) year (“Initial Term”), unless terminated earlier, as set forth in this Section or Exhibit A attached hereto.  This Agreement will automatically renew for subsequent additional one (1) year terms unless either party notifies the other party in writing of its desire not to renew at least sixty (60) days prior to the end of the then current term (the Initial Term, together with any such renewal terms shall be the “Term”).

b.

Termination for cause. Either party may terminate this Agreement (a) upon sixty (60) days written notice to the other party following any material breach or omission by the other with respect to any term hereof and the failure of such other party to cure the material breach or omission prior to the expiration of such sixty (60) day period; or (b) immediately, upon delivery of written notice to the other party, if (i) the other party is adjudged insolvent or bankrupt or circumstances arise that would entitle a court to make such a finding, (ii) all or a substantial portion of the other party’s assets are transferred to an assignee for the benefit of creditors, to a receiver or a trustee in bankruptcy, (iii) a Change of Control of the other Party or (iv) the other party ceases its business operations.  A breach of any Exhibit, Attachment or Schedule to this Agreement shall be deemed a breach of this Agreement.

c.

Effects of Termination. Upon termination or expiration of this Agreement, except as otherwise specifically set forth in this Agreement: (i) all rights granted to and obligations of both parties under this Agreement will cease and each party shall cease to represent itself as being in an alliance with the other party, (ii) each party will return all materials provided to it by the other party, related to this Agreement, and (iii) in the event of notice of nonrenewal the parties will actively work together during the remaining term of the Agreement to either effectuate VMOSO's right to assume any or all of Partner’s rights and obligations under the Partner Customer agreements or, alternatively, to have such right to use VMOSO ESCS included under a new agreement directly between the Partner’s Customer and VMOSO. Partner shall actively assist VMOSO in such transfer of Customers to VMOSO free of any cost to VMOSO. In no event shall either party have any liability for any loss whatsoever arising out of the termination of this Agreement as allowed herein.

d.

Survival.  Notwithstanding any provision to the contrary, the Definitions, Effects of Termination, Indemnity, Warranty Disclaimer, Limitation of Liability, Confidentiality and General provisions will survive termination of this Agreement.

4.

Joint Marketing Plan. Partner and VMOSO will cooperate to plan, create and implement a mutually agreeable joint business and marketing program.  Such program will be documented in a written plan signed by both parties (the “Plan”).  The Plan may be revised by mutual agreement of the parties from time to time, as appropriate, during the term of this Agreement.  Unless otherwise stated in the Plan, each party will pay for any of its own marketing expenditures.  Each party will use commercially reasonable efforts to perform their respective obligations under the Plan.

5.

Trademarks, Trade Names and Copyrights.  During the term of this Agreement, each party is authorized to use the other party’s trademarks, trade names and copyrighted materials related to the solutions, offerings, products or services in conjunction with the advertisement, promotion and distribution (if authorized) of the other party with the prior written consent of the other party.  Use of such trademarks, trade names and materials will be in accordance with the owning party’s policies.

Nothing contained in this Agreement shall be construed to transfer any ownership interest in any of trademarks, logos, copyrights or trade names. Each party agrees to cooperate without charge in the owning party's efforts to protect its proprietary rights and agrees to notify the owning party if it becomes aware of any known or suspected breach of its proprietary rights.

6. Internal Use. Partner shall use VMOSO ESCS as its internal mobile collaboration systems as further detailed in Exhibit A, attached hereto. Such internal use is subject to the Terms of Use and Privacy Policy found at the URL associated with the applicable VMOSO ESCS. Partner shall be responsible and liable for (i) all internal use of VMOSO ESCS, and (ii) for assuring all of its users, prior to their use of the VMOSO ESCS, have read, agreed to, and, during their use of VMOSO ESCS comply with, said Terms of Use and Privacy Policy.

7.

Indemnity. Partner will defend any action against VMOSO resulting from Partner’s actions in material breach of this Agreement, including but not limited to reckless or wrongful acts or omissions, or misrepresentations.  Partner shall indemnify VMOSO for all costs, expenses and damages incurred by VMOSO in connection with the Partner’s obligations under this Agreement conditioned upon Partner having sole control of any such action, and upon VMOSO notifying Partner promptly (which shall mean within 30 days of the date that VMOSO has knowledge of such action) in writing of any claim and giving authority, information, and assistance necessary to settle or defend such claim.

8.	Representations and Warranties.

Each party hereby represents and warrants to the other party that the following are true statements as of the date of execution of this Agreement by such party:

a. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified as a foreign company or corporation, as the case may be, for the transaction of business and is in good standing under the laws of all jurisdictions in which it owns or leases property of a nature or transacts business of a type that would require such qualifications.

b.Such party has all the power and requisite authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory officials and bodies necessary to execute, deliver and perform this Agreement.

c.This Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding agreement enforceable against the party in accordance with its terms, except as enforceability may be limited by (A) bankruptcy, insolvency or other similar laws affecting the enforcement of creditor rights and (B) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

d.As of the Effective Date, there is no suit, action, proceeding or other claim pending or to the best of the party’s knowledge, threatened, against the party, or, to the best of its knowledge, any third party, nor does any fact exist which may be the basis of any such action, suit, proceeding or other claim, which could impair its ability to perform its obligations under this Agreement.

e.In the performance of this Agreement, such party will comply with all applicable laws, regulations, rules, union rules, orders and other requirements of governmental authorities having jurisdiction over the parties, which violation would materially and adversely affect the condition (financial or otherwise) or operations of such party or might have consequences that would materially and adversely affect its performance hereunder.

f.The compliance by such party with all the provisions of this Agreement and the consummation of the transactions contemplated herein, will not conflict with or result in a breach of any of the terms or provisions, or constitute a default under any material agreement or instrument to which it is a party or by which it is bound or to which any of the property or assets of such party is subject.

9.

Warranty Disclaimer. EXCEPT AS EXPLICITLY PROVIDED IN ANY WARRANTY TERM HEREIN, ALL PRODUCTS, OFFERINGS AND SERVICES (INCLUDING TRAINING PROVIDED BY EITHER PARTY HEREUNDER) ARE PROVIDED ON AN “AS IS” BASIS

WITHOUT WARRANTY OF ANY KIND.  EXCEPT AS PROVIDED IN WARRANTY TERM, VMOSO AND PARTNER HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES WITH RESPECT THERETO, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10.

Limitation of Liability. WITH THE EXCEPTIONS OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7 ABOVE AND FOR DAMAGES RESULTING FROM A BREACH OF SECTION 11, CONFIDENTIALITY, BELOW, IN NO EVENT SHALL EITHER PARTY’S LIABILITY EXCEED THE AMOUNTS SUCH PARTY RECEIVED FROM THE OTHER PARTY HEREUNDER.   IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT LOSS OF REVENUE OR LOSS OF PROFITS ARISING FROM THE UNAUTHORIZED USE, DISCLOSURE OR DISTRIBUTION BY A PARTY OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION SHALL BE DEEMED DIRECT DAMAGE.

11.Confidentiality.  Partner and VMOSO recognize that, during the term of this Agreement, both parties may have access to confidential or proprietary information belonging to the other and each desires that any such confidential and proprietary information remain confidential.  Each party agrees that, for a period of five (5) years from receipt of such information from the other party hereunder, such party will use the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of such information received from the other party which is identified as confidential or proprietary (“Confidential Information”).  The foregoing will not prevent either party from disclosing Confidential Information which belongs to such party or is (i) already known by the recipient party without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) rightfully received from a third party without an obligation of confidentiality, (iv) independently developed by the recipient party without use of the other party's Confidential Information, (v) disclosed without similar restrictions to a third party by the party owning the Confidential Information, (vi) approved by the other party for disclosure.  If Confidential Information is required to be disclosed pursuant to a requirement of a governmental authority, such Confidential Information may be disclosed pursuant to the requirement so long as the party required to disclose the Confidential Information, to the extent possible, provides the other party with timely prior notice of the requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure.  Except as otherwise set forth in this Agreement, upon written request at the termination of this agreement, all documented Confidential Information (and all copies thereof) owned by the requesting party will be returned to the requesting party or will be destroyed, with written certification thereof being given to the requesting party. The parties acknowledge that any unauthorized use or disclosure of a party’s Confidential Information may cause irreparable damage to such party, for which damages at law may not be an adequate remedy, and the parties agree that the provisions of this Agreement prohibiting disclosure or distribution of the Confidential Information or use contrary to the provisions hereof may be specifically enforced through injunctive relief by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.  If an unauthorized use or disclosure occurs, the party receiving Confidential Information will immediately notify the party owning such Confidential Information.

12. Intellectual Property Rights.   Except as expressly provided herein, no rights or licenses are granted by this Agreement under either party’s Intellectual Property Rights.  For the purposes of this Agreement “Intellectual Property Rights” shall mean all intellectual property rights worldwide arising under statutory or common law, whether perfected or not, including without limitation, all (i) patents and patent applications owned or licensed by either party, (ii) rights associated with works of authorship including copyrights, registered or unregistered, (iii) trademarks, service marks, trade names or rights relating to the protection of trade secrets and confidential information, (iv) any rights analogous to those set forth in this definition and any other proprietary rights relating to intangible property, and (v) divisions, continuations, renewals, issues and extensions of the foregoing now existing or hereafter filed, issued or acquired. For the avoidance of doubt, VMOSO retains full Intellectual Property Rights in and to the VMOSO ESCS.

13. Anti Solicitation Provision. The Parties agree to the principle that solicitation for purposes of employment of the other Party’s employees may cause undue friction.  The Parties agree to use reasonable efforts to inform their employees working together of this principle.

14. General Provisions

a. Assignment and Binding Effect.  Assignment and Binding Effect.  Each party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other party, except that (i) either party may assign this Agreement to an affiliate without prior notice or consent, and (ii) a party’s rights and obligations under this Agreement may be transferred to a successor-in-interest by operation of law, resulting from a merger, consolidation, sale of the business or all or substantially all of the assets of a party relating to this Agreement, or by acquisition of a majority of the voting stock of either party by a third party, provided that the resulting party following such event shall not be a competitor of the other party and such resulting party will give the other party written notice within sixty (60) days of the event, and the other party will thereby have the right to terminate this Agreement, without fault or further liability, by written notice delivered within thirty (30) days of its receipt of notice of such event, subject to a transition period of thirty (30) days from the delivery date of such termination notice. Except as provided in this subsection, any such attempted assignment shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns.

b.Notices.  Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service, delivered by facsimile transmission, or mailed by first class mail to a party at the following addresses (or as amended by notice pursuant to this subsection) and shall be deemed received when so delivered or three days after mailing if mailed:

VMOSOPartner

Vmoso, Inc.___________________________________

460 Seaport Court., Suite 102 ___________________________________

Redwood City, CA 94063___________________________________

Attn: Legal Department___________________________________

Fax: 650-261-5900___________________________________

c. Press Releases. All press activities relating to this Agreement shall be approved by each party’s Marketing or Public Relations Department.  The parties agree to issue a joint press release announcing the alliance intended to be created by this Agreement, which agreement will include quotes from an authorized representative of each party, Vice President level or above.

d.Governing Law and Disputes.  This Agreement shall be governed by and construed under the laws of the State of California and the United States (excluding the United Nations Convention on Contracts for the International Sale of Goods) without regard to conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement and/or any Attachment or Exhibit hereto, or the breach thereof, shall be settled solely and exclusively by arbitration in accordance with the Commercial Arbitration Rules of the International Center for Dispute Resolution (“ICDR”), as modified herein. In the event Partner initiates the arbitration, Partner will file the demand at the Regional office of the ICDR closest to VMOSO. In the event VMOSO initiates the arbitration, VMOSO will file the demand at the Regional office of the ICDR closest to Partner.  Each demand for arbitration shall describe the claim and relief sought.  Disputes will be heard and determined by a panel of three arbitrators who each are experienced and knowledgeable in the practices generally recognized as appropriate for technology and other disputes involving intellectual property, and at least one of the arbitrators will be an attorney.  One arbitrator will be appointed by each party to serve on the panel.  One neutral arbitrator will be appointed by the two arbitrators.  If the two arbitrators selected cannot agree on the appointment of the third arbitrator within twenty (20) days of their appointment, or if either party shall fail to appoint its arbitrator within twenty (20) days after receipt of notice of demand for arbitration, such arbitrator(s) not appointed shall be selected and appointed by the ICDR upon application of either party.  Except as set forth below, judgment upon any award of the majority of the arbitrators shall be final, binding and conclusive, and may be entered upon the motion of either party in a court of competent jurisdiction.  The award of the arbitrators may grant any relief which might be granted by a court of competent jurisdiction.  Either party, before or during any arbitration, may apply to a court of competent jurisdiction for equitable relief where such relief is necessary to protect its interests pending completion of the arbitration. Any party to the arbitration may petition the court in the country in which the arbitration was held to confirm, correct or vacate the award on the grounds stated in the Commercial Arbitration Rules of the ICDR, or to enter judgment on the arbitration award.  The costs and expenses of each arbitration hereunder and their apportionment between the parties will be determined by the arbitrators in their award or decision.  If after arbitration, litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement and/or any Attachment, the prevailing party shall be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the action, including, without limitation, reasonable attorneys’ fees and expenses.

e.Partial Invalidity.  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect and shall be interpreted, to the extent possible, to achieve its purposes without the invalid, illegal or unenforceable provision. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

f.No Agency.  VMOSO and Partner are each independent entities and neither party shall be, nor represent itself to be, a franchisor, franchisee, joint venturer, partnership, master, franchise, servant, principal, agent or legal representative of the other party for any purpose whatsoever.

g.No Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.  The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

h.Force Majeure.  Nonperformance by either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party; provided that any such nonperformance shall be cause for termination of this Agreement for cause by the other party if the nonperformance continues for more than sixty (60) days.

i.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

j.Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.  In the event of inconsistency between or among the various Agreement documents, the Exhibits shall take precedence over the Agreement.

k.Freedom of Action. Nothing in this Agreement shall be construed as prohibiting or restricting either party from independently characterizing, developing or acquiring and marketing materials, solutions, products and/or services which are competitive with like items from the other party or from entering into similar agreements with other parties.  Notwithstanding the foregoing, nothing in this section shall obviate a party’s obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on its behalf by duly authorized officer as of the date first above written.

Vmoso, Inc.PARTNER

By: By:

Name: Name:

Title: Title:

Date: Date:

Exhibit A to VMSO Reseller Partner Agreement
Initial Business Terms

Following are the initial business terms and conditions incorporated into the Vmoso Partner Agreement (the “Agreement”) dated the _____________ by and between Vmoso, Inc. (“VMOSO”) and ___BroadVision, Inc.________________________ (“Partner”).  The terms and conditions contained herein are subject in all respects to the terms and conditions of the Agreement, except that in the event of a conflict between the terms of this Exhibit and the Agreement, the terms of this Exhibit shall govern. This Exhibit shall not be effective until approved, signed and executed by authorized representatives of both parties.

1.

Territory. The geographic territory covered by this Agreement is _____________. In the event Partner desires to pursue a potential Client in any other territory, Partner will need written approval from an authorized representative of VMOSO.

2.	Partner Program Benefits
i.

[***] Enterprise User seats on the most current, highest level offering of Vmoso (Premium Edition).  Such Enterprise Users shall be provided full use access meant to apply primarily for training and demo purposes.  Any Enterprise User seats not used for training and demo purposes can be used for internal deployment;

ii.	Marketing/Sales support including a dedicated Partner manager, on-boarding and periodic training, joint campaigns, events and programs;
iii.	Technical support including on-boarding and periodic training and access to Resources such as Vmoso Developer Network and Developer Kit;
iv.	Invite to the annual Global Partner Program.
3.

Pricing.  Partner shall pay VMOSO the applicable fees in the currency set forth below, which payment shall be due and payable upon invoice by VMOSO to Partner.  Partner’s obligation to pay fees due hereunder to VMOSO is not contingent upon Partner’s collection of fees from Partner’s Customers, defined in 2A below.  Use of VMOSO ESCS by Partner and Partner’s Customers is subject to the express condition that VMOSO receives from Partner an Order Form for the provision of such VMOSO ESCS, where such Order Form specifies the particular VMOSO ESCS to be provided and is duly signed by an authorized representative of Partner.

VMOSO ESCS Product. Vmoso

“Vmoso” is a collection of cloud-based solutions that allows subscribers to communicate and collaborate with other people securely through tasks, content, chats and spaces.  “Vmoso Enterprise” is a provisioned version of Vmoso containing additional features such as support for dedicated corporate spaces with optional security, data privacy, and corporate-infrastructure support.

VMOSO ESCS Product Services: The following network services can be offered Vmoso customers:

•	Vmoso Enterprise Premium Services
•	Vmoso Enterprise Subscription [Public Cloud] or [Private Cloud]

A. Program Fee

Partner agrees to pay VMOSO [***] upon signing of the Agreement and upon each anniversary thereafter to remain in a Partner.

B. Partner’s Customer Use

VMOSO provides Partner with the flexibility to decide and to change the fees Partner charges their end user customers (“Customer” or “Customers”) at their own discretion provided they abide by the fees due VMOSO under the Authorized Discount definition set forth below (Section 3). The Vmoso Order Form

(Partners Version) (“Order Form”) will specify the subscription fees plus any Support Fees and Premium Services.  VMOSO ESCS are only provided on receipt of a signed Order Form from the Customer.

Standard Customer contracts shall have a minimum term of twelve (12) months. Subscription periods of less than 12 months are non-standard and are subject to Vmoso approval prior to presenting to Partner’s Customer. If a Customer requires a subscription period which is less than 12 months then a [***] premium applies to the subscription calculation based on the Customer user ID’s required and the number of months selected. Support Fees and other Premium Services are applied to this uplifted subscription amount

i. Pricing/Revenue Share.  To qualify for revenue sharing, Partner shall quote Customers pricing no lower than quoted in the latest Partner edition of the associated Vmoso Price List (“Price List”) available from your VMOSO representative (it is Partner’s responsibility to verify they are quoting from the latest edition). Solely for the initial [***] months from the Effective Date of the Agreement and provided as a limited term, non-renewable means to incentivize Partner, VMOSO and Partner will share revenue on Partner’s sale of [***] on a [***] basis. VMOSO will invoice Partner for [***] of the listed [***] fees from the Price List. Thereafter, for new Customers or new Users VMOSO and Partner will share revenue on Partner’s sale of [***] on a [***] basis. VMOSO will invoice Partner for [***] of the listed [***] fees from the Price List. VMOSO will also invoice Partner for [***] of the [***]. Provided this Agreement has not been terminated, VMOSO and Partner will share revenue on Partner’s sale of all renewals of [***] on a [***] basis. VMOSO will invoice Partner for [***] of the listed [***] fees from the Price List. VMOSO will also invoice Partner for [***] of the [***].

ii. Subscription Fees. The Subscriptions Fees are based on total number of Customer user IDs using Vmoso services. User ID-based pricing is listed in the Price List.

iii.  Customer Support Fees and Partner Support Fees. The applicable fees include Standard Support in the subscription amount Partner has the option to provide either Standard (9x5) or Platinum (24x7) level support. If Customer subscribes to Platinum level support, Customer shall pay Support Fees of [***]% of the Vmoso subscription amount, subject to certain minimum fees. If VMOSO is to provide support services directly to Partner’s customers, then the Partner will pay VMOSO the full Customer Support Fees.

iv. Premium Services Fees. (Please coordinate with VMOSO prior to offering). Pricing for all Premium Services will be listed in the latest edition of the Price List (it is Partner’s responsibility to verify they are quoting from the latest edition). The following subscription services can be offered to Partner’s Customers:

•	Extra Storage (100 GB of Disc Space is included as standard with the VMOSO ESCS subscription)
•	Custom Domain Name with SSL Encryption
•	LDAP Integration
•	Premium Security package

v. Over Usage Fees.  If Partner’s Customer exceeds the total number of users to which Partner’s Customer has subscribed for any given calendar month then additional fees will be due. The   fees to cover the number of additional users shall be calculated based on the subscription fees table in the latest Price List.

vi. Private Cloud (Single Tenant) Fees. The latest edition of the Price List will detail the fees for Private Cloud (Single Tenant) that can be offered to Partner’s Customers.

vii. Hardware Fees: Customers setting up Private Cloud (Single Tenant) option hosted by VMOSO will need to pay hardware fees to VMOSO based on desired configuration. Partner’s Customers setting up

Private Cloud (Single Tenant) option with Customer’s own hardware will not incur an annual hardware charge.

C.Partner’s Internal Use: VMOSO ESCS are only provided on receipt of a signed Order Form from the Partner.  Partner will be entitled to [***] discount off the Price List available from your VMOSO representative.

i. Partner’s Internal Use Subscription and Fees: Applicable for Partner internal use only: (i) Partner shall use VMOSO ESCS for a minimum of [***] users or Partner’s entire workforce, whichever is less.

ii. Partner Support Fees. The applicable fees include Standard Support in the subscription amount. Partner has the option to subscribe to either Standard (9x5) or Platinum (24x7) level support. If Partner subscribes to Platinum level support, Partner shall pay Partner Support Fees of [***] of the Vmoso subscription amount, subject to certain minimum fees. Partner Support Fees is calculated as a percentage of the Total Fees including Subscription Fees and Premium Services Fees paid by the Partner, and is not subject to revenue sharing.

iii. Premium Services Fees.  Same as Section 3.B.iv.

iv. Over Usage Fees.  Same as Section 3.B.v.

v. Private Cloud (Single Tenant) Fees.  Same as Section 3.B.vi. Partners opting to set up their internal use site as a Private Cloud installation will need to pay Private Cloud Fees.  Partners setting up internal use networks under Public Cloud configurations will not incur additional fees.

4.	Additional Terms and Conditions
-

Support. Support level descriptions, priority levels, and examples are described in Exhibit B of this Agreement. Partner is solely responsible for supplying any and all support services to Partner’s Customers except when Partner pays to VMOSO Partner Support Fees for specific Customers, in which case Vmoso will provide either Standard or Premium Support Services based on Partner Support levels

-

Authorized Discount. Partners will have the option to discount the Subscription Fees and Premium Service Fees for Partner’s Customer use.  If Partner Customer’s discounted price is lower than the prices in Price List, VMOSO will invoice Partner for [***] of pricing shown in the Price List for Subscription Fees and Premium Services Fees.

-

Branding. Partner and VMOSO shall co-brand the service offered by Partner to its Customers as VMOSO ESCS/ Partner combination service offering unless otherwise agreed to in writing signed by an authorized representative of VMOSO. The associated VMOSO ESCS logo will be deployed on the header of the Solution

-

Invoicing. For both Partner Internal Use and Partner Customer Use, VMOSO will send invoices to Partner upon receipt of the relevant VMOSO ESCS signed Order Form from Partner and will send further invoices to Partner for any excess charges as specified on the Order Form

-

Audit Rights. VMOSO reserves the right audit each Account to collect and analyze the usage data for the purpose of generating usage reports. All such reports shall be treated as Confidential Information under this Agreement. If the reports reveal that Partner or any Customer(s) overuses the VMOSO ESCS Solution, invoices shall be issued to Partner and shall be due and payable to Vmoso net 30 days.

-

Automatic Electronic Audit Rights. At such time as the VMOSO ESCS Solution is fitted with the ability to generate electronic reports detailing Partner’s usage. VMOSO reserves the right to electronically activate such reporting capabilities and to collect and analyze the usage data for the purpose of generating usage reports and for invoicing Partner. All such reports shall be treated as Confidential Information under this Agreement.

-	Weekly Written Reports. Partner shall provide a weekly written report (email is acceptable)

detailing Partner’s efforts and progress during the preceding week (“Report”). The Report shall include, but shall not be limited to, prospect list, pipeline, forecast, status of key accounts, and related activities. In order to avoid channel conflict, in the event the Report includes a party included in VMOSO’s or another VMOSO partner’s Report, VMOSO will have the exclusive and final authority to determine whether or not Partner shall be allowed to continue to pursue said party.

-

Monthly Conference Calls. Partner shall attend monthly prearranged conference calls with VMOSO. VMOSO will use reasonable commercial efforts to arrange the monthly call at a mutually convenient day and time.

-

Payment Terms.  All payments to VMOSO shall be made in the currency denoted on VMOSO’s invoice(s). Invoices shall be due for payment to VMOSO within thirty (30) days of the invoice date. Payments not received within thirty days shall be overdue. Partner shall remit the full amount due by wire transfer to VMOSO’s account with Citibank in the United States as follows:

To:

-	Taxes. The fees due as stated in VMOSO’s invoices are exclusive of any and all taxes and invoice will show total amount which is composed of fee and taxes.

By execution below, you certify you are authorized to accept and execute this Exhibit on behalf of his/her company:

PartnerVmoso, Inc.

By: ______________________________By: ______________________________

Printed Name: _____________________Printed Name: _____________________

Title: ____________________________Title: ____________________________

Date: ____________________________Date: ____________________________

Amendment No. 1 TO THE

AMENDED AND RESTATED SERVICES and facilities AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Services and Facilities Agreement dated September 30, 2019, between Vmoso, Inc., a Delaware corporation (“Recipient”), and BroadVision, Inc., a Delaware corporation (“Provider”) (the “Agreement”)  is made and entered into as of October 29, 2019 (the “Amendment Execution Date”). Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

RECITALS

Whereas, the undersigned Parties desire to amend the Agreement in the manner set forth herein.

Now, Therefore, in consideration of the mutual covenants contained herein and in accordance with paragraphs 1.1 and 8.5 of the Agreement, the Parties do hereby amend the Agreement as follows:

AMENDMENT

1.    As defined in the Agreement, the term “Execution Date” shall be revised to reflect the Amendment Execution Date.

2.    Exhibit A of the Agreement is hereby amended and restated, to read in its entirety, as follows:

EXHIBIT A

SERVICES & SERVICE FEE

Premises

At Recipient’s election, one individual shall be permitted to proportionately occupy and make use of the Premises until the Termination Date (such occupancy, the “Limited Use”).

As consideration for the Limited Use, and regardless of the extent to which Recipient occupies or makes use of the Premises, Provider will invoice Recipient on a monthly basis for one-third of the monthly rent that Provider pays for the Premises, where each such invoice shall be sent to Recipient within sixty (60) days following the end of each calendar month (the “Rent Fee”).

Financial Services

In addition to the Limited Use, Recipient shall require Provider’s assistance with the following financial service functions (together, the “Additional Requirements”), including all bookkeeping, disbursement, billing, credit control, payroll coordination and processing efforts, as directed or otherwise required by Recipient (including, for the avoidance of doubt, any additional functions that are incidental and related to the Additional Requirements and which are not specifically enumerated in the foregoing sentence). The Parties contemplate that the Additional Requirements will be required for at least the entirety of the fourth calendar quarter of 2019 (“Q4”), and the Parties acknowledge and agree that the Additional Requirements will be automatically be presumed to be continuously required past Q4 (and into and beyond 2020), unless and until either Party provides its counterpart with 5 business days’ prior written notice of cancellation.

As consideration for the Additional Requirements, Provider will determine, subject to Recipient’s reasonable approval, the total time that was devoted to providing the Additional Requirements, and will invoice Recipient on a monthly basis at a rate of $70/hour for such time, where each such invoice shall be sent to Recipient within sixty (60) days following the end of each calendar month (the “Finance Fee”).

Reimbursements

Provider shall explicitly be permitted and authorized to pay those expenses incurred by Recipient, on Recipient’s behalf (such paid expenses incurred by Recipient and paid by Provider, collectively, the “Reimbursable Expenses”). The Parties contemplate that disbursements for Reimbursable Expenses will be required for at least the entirety of Q4, and will be presumed to be continuously permitted past Q4 (and into and beyond 2020), unless and until either Party provides its counterpart with 5 business days’ prior written notice of cancellation. For the avoidance of doubt, Reimbursable Expenses shall only be reimbursed at cost.

Service Fee

The “Service Fee” shall comprise the sum of each invoiced monthly Rent Fee, Finance Fee, and Reimbursable Expenses.

2.    Miscellaneous.

(a) The Parties are hereby authorized to amend and restate the Agreement in its entirety as necessary to incorporate the terms and conditions set forth in this Amendment.
(b) Except as set forth herein, all of the terms and conditions of the Agreement shall continue in full force and effect following the execution of this Amendment.

(c) This Amendment may be executed in any number of original, facsimile, or electronic signature via electronic mail counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties hereto notwithstanding that all parties are not signatory to the original or facsimile or to the same counterpart.

(d) This Amendment shall be effective upon the execution hereof by the Parties.

(e) In the event any provision of this Amendment is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Amendment and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Amendment.

(f) The undersigned have had access to such information concerning the foregoing as the undersigned deem necessary for an informed decision concerning this Amendment.

[Signature Page Follows]

    In Witness Whereof, the parties hereto have executed this Amendment as of the date first set forth above.

VMOSO, INC.		BROADVISION, INC.

By:	/s/ Pehong Chen	By:	/s/ Pehong Chen

Name:	Pehong Chen	Name:	Pehong Chen
Title:	Chief Executive Officer	Title:	Chief Executive Officer